Exhibit 99.1

Chairman’s Report

The Company has received a great deal of feedback from shareholders over the past year concerning the continuing slump in the Company’s stock price. Some shareholders have suggested that the Company’s best response would be to improve profitability which, in fact, we have done and hope to continue to do so.  Other shareholders have requested that the Company buy shares of its common stock in an open market purchase program or in a tender offer.  Still others have suggested that the Company declare a one-time cash dividend, or a series of cash dividends, to foster an increase in the trading price of the stock and return capital to shareholders. In addition,  many shareholders have proposed that our officers and directors increase their stockholdings in the Company, both to support the trading price of the stock and to better align their interests with those of the shareholders, and not just in the form of stock options but in common stock as well.

The Company’s Board of Directors shares the concerns expressed about the continuing weakness of the trading market for its common stock, both in terms of trading volumes and market prices.  Accordingly, the Board carefully considered all of the foregoing comments and implemented a comprehensive plan designed to respond to each of them.  While the Company’s response is constrained by the current financial environment and by longstanding restrictions in its loan agreement with its principal lender, the Board nevertheless believes that it has initiated a response that may prove to be effective in addressing the problems cited. In particular, the Board has put the following programs in place:

Share Repurchase Program

In July of this year, the Board approved an open market share repurchase program to purchase up to five percent of its outstanding capital stock.  Pursuant to the program, repurchases have been and continue to be made on the open market at prevailing market prices.  The Company has funded, and will continue to fund, the repurchases from its available cash under its revolving line of credit with its principal lender, whose approval was necessary to begin the program.  As previously disclosed, our principal lender approved a total of $840,000 in capital stock repurchases by the Company, subject to a ceiling of $200,000 in repurchases in any fiscal quarter.

While the Company has authorized its agent to purchase the maximum number of shares allowed under our lender authorizations, to date, the repurchase program has been limited because of restrictions imposed by federal securities laws, particularly those arising from “trading windows” and from the selling efforts of certain large shareholders, which selling efforts have recently ceased.  Notwithstanding those restrictions, the Company believes that the program has already had the effect of stabilizing the stock price by reducing the downward price pressure cause by short-sellers and other market speculators that has no relationship to the operating results or enterprise value of the Company.  It is our hope that, with the elimination of such market manipulators, investors who recognize the value of the Company’s steady improvement in profitability will feel more confident about buying shares in the market and will be rewarded by a steady increase in the market price commensurate with the improved operating results.

Restricted Stock Grant Program

The Board also recognized, however, that with only 8.55 million shares issued and outstanding, the Company’s repurchases of its common stock could reduce the already limited liquidity of that stock when the repurchased stock was put back into treasury or retired.  For this and other reasons, the Board decided to redesign its existing equity incentive compensation program to increase the number of shares held by officers and directors by granting restricted shares rather than stock options under the Company’s Equity Incentive Plan.

Beginning in fiscal 2011, officers will be granted restricted shares on a yearly basis as determined by the Compensation Committee as based on the recommendation of the CEO.  In order to ensure officers receiving such grants continue to hold the shares and do not sell them back into the market, grants will typically vest 25% per year.

Also beginning in fiscal 2011, directors are now granted shares of common stock on the last day of each fiscal quarter instead of stock options, as was the practice in the past.  In order to avoid directors having to sell a portion of these shares in the market to pay the income taxes on the shares, directors also receive a cash payment to cover the taxes and permit them to hold on to all of the stock for the long term.

The Board feels the restricted shares stock program will serve the dual goals of increasing director and officer ownership stakes, as encouraged by the shareholders, and minimize any liquidity pressure caused by the share repurchase program by keeping the number of outstanding shares relatively stable.

Potential Dividends

While the Board of Directors has not categorically eliminated the idea of declaring a cash dividend on the Company’s common stock, it has determined that a cash dividend program is not feasible for the Company at this time.  While management acknowledges the importance of putting cash into the hands of shareholders, it is prohibited by the terms of its bank loan agreement from declaring any dividends.  Moreover, at this point in time, there is no assurance that, even if the Company could get bank approval to begin a modest dividend program, it would have the financial resources to continue that program for the foreseeable future.  Management also believes that the termination of a nascent dividend program could have an even more detrimental effect on the market price of the Company’s stock than never beginning such a program in the first place.  Beyond that, the feedback from numerous investment banking groups is that new investor participation is predicated on the Company continuing to execute on its growth and expansion strategy, which requires the use of cash flow from operations in support of that strategy.

Combined Effect of Programs in Place

By simultaneously conducting an open market repurchase program and issuing additional shares to officers and directors via an equity incentive program that does not encourage resales of those shares back into the market, the Board intends to (a) reduce the impact of market speculators on the price and trading volume of the Company’s common stock, (b) avoid diminishment of the number of outstanding shares by the open market stock repurchase program. (c) place additional shares of the Company’s stock into the hands of officers and directors to better align their interests with those of the Company’s shareholders, (d) preserve cash by paying a portion of the compensation of officers and directors in stock; and (e) provide equity incentive compensation to officers and directors without the adverse market impact of stock options, where shares are typically sold either to pay taxes or cash out gains, often blunting market price gains.

The Board recognizes that its solutions are far from perfect.  Nevertheless, the Board believes that, given the Company’s current constraints, including but not limited to a flat prohibition of cash dividends in its loan covenants, these two programs represent the best alternatives available to the Company at this time.

The Company continues to look for long term solutions that will again provide its shareholders with something closer to the true enterprise value of the Company.  First and foremost, the Company will try to continue to report improving results of operations notwithstanding the longstanding depressed economic conditions affecting many of its customers.  The Board of Directors will also continue to consider other ways to strengthen the market for its stock, including a forward stock split.  The Board also continues to seek a reduction of the costs of being a public company, and has and will actively consider any feasible going-private transaction.  Regrettably, however, any “going private” transaction that would be viable for the Company would require, in addition to the participation of major shareholders and the current management team, a significant infusion of new equity capital.  And as many of you are aware, the current environment for obtaining new equity capital for smaller companies remains one of the worst markets in decades.  I will assure you, however, that we continue to investigate every alternative presented, since we continue to believe that one of the best ways for us to improve our profitability and our competitiveness would be to shed our public reporting responsibilities. At the same time, the merger and acquisition horizon is full of opportunities and the Company’s ability with financial operating performance and a clean balance sheet to reengage its historical acquisition program and to pursue accretive transactions is being heavily weighed by the Board.

Your Board of Directors will continue to listen to you, our shareholders, and we pledge to do our utmost to deliver more value to you for your investment in your Company.